Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Agreement to Acquire
Six Drybulk Vessels

Company to Host Conference Call on Wednesday, August 15, 2007 at 8:30 a.m. ET

NEW YORK, August 14, 2007– Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has agreed to acquire six drybulk vessels with an average age of approximately 2 years from affiliates of Evalend Shipping Co. S.A. for an aggregate purchase price of approximately $336 million. The acquisition is subject to the completion of customary additional documentation and closing conditions. Genco plans to finance the acquisition through borrowings under its $1.4 billion revolving credit facility.

The six vessels, comprised of three Supramax vessels and three Handysize vessels, are expected to be delivered to Genco during the fourth quarter of 2007.  Upon completion of the acquisition, and including the nine Capesize vessels to be acquired from companies within the Metrostar Management Corporation group announced on July 18, 2007, Genco’s fleet will consist of nine Capesize, seven Panamax, three Supramax, seven Handymax, and eight Handysize drybulk carriers, with a total carrying capacity of approximately 2,814,000 dwt and an average age of approximately 8 years.

Robert Gerald Buchanan, President, commented, “Once again, Genco has capitalized on an attractive opportunity to consolidate the drybulk industry and expand its modern, high-quality fleet.  This latest acquisition further strengthens Genco’s leading industry position and increases Genco’s earnings power. We plan to continue to utilize management’s expertise in taking advantage of the strong fundamentals for drybulk shipping and to secure the vessels in our expanded fleet on long-term time charters at favorable rates prior to their delivery. In accomplishing this important goal, we remain dedicated to providing leading international charterers with the highest quality vessels that adhere to stringent operational standards.”

The following table sets forth information about the six vessels to be acquired by the Company:

Acquisition Summary

Vessel	New Name	DWT	Built	Expected Delivery	Time Charter Rate (1)
Predator	Genco Predator	55,435	2005	Q4 2007	$22,500 (2)
Innovator	Genco Warrior	55,435	2005	Q4 2007	n/a
Tomahawk	Genco Hunter	57,982	Q3 2007 (3)	Q4 2007	n/a
Captain Adams	Genco Charger	28,428	2005	Q4 2007	n/a
Orchid Bay	Genco Challenger	28,428	2003	Q4 2007	n/a
Stentor	Genco Champion	28,445	2006	Q4 2007	n/a
Total		254,153

(1)
Time charter rate presented is the gross daily charterhire rate before the payment of a third-party brokerage commission of 4.50%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(2)
The Predator, to be renamed the Genco Predator, is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between January 2008 and March 2008.  The rate is below current market rates and therefore will result in a liability that will amortize as an increase to revenue. See our Summary of Significant Accounting Policies under the caption “Vessel acquisitions” in our footnotes in the June 30, 2007 Form 10-Q for disclosure of our policy.

(3)	Built date for this vessel is an estimate based on guidance received from the seller and the shipyard.

John C. Wobensmith, Chief Financial Officer, commented, “With the acquisition of six drybulk vessels, combined with our recent agreement to acquire nine Capesize vessels, Genco is positioned to expand its deadweight tonnage by approximately 185% as the Company continues to establish itself as a leading consolidator and bellwether in the drybulk industry. The acquisition meets our strict return criteria related to earnings and cash flow accretion as well as return on capital hurdles. In addition, we expect this transaction to contribute to Genco’s financial results in the near term, as all six vessels are scheduled to be delivered in the fourth quarter of 2007. We plan to finance our latest acquisition through borrowings under our $1.4 billion revolving credit facility. In maintaining our commitment to create significant long-term value through the successful execution of our growth strategy, we remain focused on seeking to provide shareholders with sizeable dividends.”

Conference Call Announcement
Genco Shipping & Trading Limited plans to hold a conference call on Wednesday, August 15, 2007 at 8:30 a.m. ET to discuss the acquisition of the six drybulk vessels. The conference call will be simultaneously webcast and available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 479-9001 or (719) 457-2618 and enter the passcode 8092344.  A replay of the conference call can also be accessed through August 29, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8092344.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 19 drybulk vessels consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt. After the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and nine vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 34 drybulk vessels, consisting of nine Capesize, seven Panamax, three Supramax, seven Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,814,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) execution of additional definitive documentation for the Company’s agreements to acquire the six Evalend drybulk vessels; (ii) the fulfillment of the closing conditions under the Company’s agreements to acquire the six Evalend drybulk vessels; (iii) the fulfillment of the closing conditions under the Company’s agreement to acquire the nine Metrostar drybulk vessels; (iv) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (v) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

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